CONTRIBUTION AGREEMENT

This Contribution Agreement (this "Agreement") is entered into as of January 8, 2015 (the "Effective Date") and is by and between AmericaTowne Inc., a Delaware corporation with an address for notice purposes of 353 East Six Forks Road, Suite 270 in Raleigh, North Carolina 27609 (the "Company") and Yilaime Corporation, a Nevada corporation with an address for notice purposes of 228 Seahawk Street, Suite 310 in Las Vegas, Nevada 89145 (the "Contributing Party"). The Company and the Contributing Party and jointly referred to as the "Parties". This Contribution Agreement is not merged with or related to the Contribution Agreement between the Parties dated August 11, 2014.

WHEREAS, the Contributing Party is an export trading company providing United States goods, products and services to China, and in securing funding, guarantees, export insurance, export tax credits and other commodities, financial and management commitments (the "Contributing Party's Business").

WHEREAS, in order to facilitate and enhance the Contributing Party's Business, the Contributing Party acquired certain tangible and intangible assets from the Ningbo Meishan Free Trade Port Zone Administrative Committee ("Meishan") pursuant to an Agreement dated April 1, 2014 (see Exhibit A; the "Meishan Agreement"). More specifically, pursuant to the Meishan Agreement, the Contributing Party shall receive certain incentives, preferential policies and financial support from Meishan in consideration of the Contributing Party meeting specific exporting benchmarks mutually agreed upon by the parties following good faith negotiations (hereinafter referred to as the "Contributed Assets"). The intent of the Contributing Party in acquiring the Contributed Assets under this Agreement is to utilize them in furthering the economic interests of the Company.

WHEREAS, the Parties agree that the Contributing Party's contribution of assets to the Company are limited to the Contributed Assets.

WHEREAS, the Contributing Party has been actively involved in developing the Company's business concepts, in having an interest in and to those business concepts, negotiating and servicing pending contracts, and adding value to assets, both tangible and intangible through the collective management efforts of Contributing Party and the Company.

WHEREAS, the Company and the Contributing Party believe that it is in their best interests to combine their resources.

WHEREAS, the Company and the Contributing Party have negotiated and reached certain understandings, herein delineated, which have been memorialized hereinafter, for which they desire this Contribution Agreement to formalize and evidence such understandings.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the parties have agreed as follows:

     1. Consideration for Contributed Assets. In consideration of the Contributing Party's contribution of the Contributed Assets to the Company, the Company shall issue within a commercially reasonable period of time a total of 750,000 shares of the Company's restricted common stock, unencumbered with all rights of registration under the 1933 Securities Act. The shares constituting the consideration under this Agreement are immediately assessable, are not restricted beyond Rule 144a of the 1933 Securities Act, and are otherwise transferred with the intention of complying with IRS Code 351. In further consideration hereof, the Company has agreed to assume the duties and obligations of the Contributing Party under the Meishan Agreement. This contribution and assumption of duties and obligations has been consented to by Meishan, as set forth in Exhibit B.

     2. Representations and Warranties of the Contributing Party. The Contributing Party represents and warrants as follows:

          (a) The Contributing Party has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of the Contributing Party.

          (c) This Agreement constitutes the legal, valid and binding obligation of the Contributing Party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors rights, generally.

          (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) violate, breach or contravene any of the terms, conditions or provisions of the Contributing Party's Articles of Incorporation or Bylaws; (ii) violate, or constitute a default under, any material contract by which the Contributing Party or the Contributed Assets is bound; or (iii) violate any material provision of law.

          (e) The Contributing Party is in possession of and has good, valid and marketable title in or valid rights under contract to use the Contributed Assets being contributed to the Company, and all of the Contributed Assets are free and clear of all liens or other encumbrances.

          (f) Upon consummation of this Agreement, the Company shall be the sole and exclusive owner of the Contributed Assets and shall hold itself out as being the owner to the Contributed Assets.

          (g) The Contributing Party shall use its reasonable best efforts to obtain all necessary consents from applicable third parties in order to assign, transfer and deliver the Contributed Assets to the Company unless the failure to obtain one or more consents would not be material.

          (h) The Contributing Party has negotiated at arms-length over a period of time regarding its contribution of the Contributed Assets.

          (i) The Contributing Party recognizes that this Agreement and the exhibits attached hereto may be subject to reporting requirements of the United States Securities and Exchange Commission.

     3. Representations and Warranties of the Company. The Company represents and warrants as follows:

          (a) The Company has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of the Company.

          (c) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors rights, generally.

          (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) violate, breach or contravene any of the terms, conditions or provisions of the Company's Articles of Incorporation or Bylaws; (ii) violate, or constitute a default under, any material contract by which the Contributing Party or the Contributed Assets is bound; or (iii) violate any material provision of law.

          (e) The Company and the Contributed Assets shall be controlled by the same control group that managed and operated the Contributed Assets during the time period in which the Contributing Company had operated the Contributed Assets (i.e. intent is to manage the Contributed Assets consistent with IRS Code 351).

     4. Indemnification by the Contributing Party. Contributing Party shall indemnify, defend and hold harmless the Company and its directors, officers and employees, and its successors and assigns of any of the foregoing (collectively, the "Company Indemnitees") from and against any and all liabilities of the Company Indemnitees relating to, arising out of or resulting from the failure of the Contributing Party to pay, perform or otherwise promptly discharge any liabilities of the Contributing Party related to the Contributed Assets, which accrued prior to the Effective Date, and which frustrate the purpose of the Contributed Assets in their use by the Company.

     5. Indemnification by the Company. The Company shall indemnify, defend and hold harmless the Contributing Party and its directors, officers and employees, and its successors and assigns of any of the foregoing (collectively, the "Contributing Party Indemnitees") from and against any and all liabilities of the Company Indemnitees relating to, arising out of or resulting from the failure of the Contributing Party to pay, perform or otherwise promptly discharge any liabilities of the Contributing Party related to the Contributed Assets, which accrued on or after the Effective Date.

     6. Termination of the Cross-Indemnification. The rights and obligations of each of the Parties and their respective indemnitees in Section 4 and Section 5 shall terminate upon the Company's disposition or sale of the Contributed Assets to a third-party unless otherwise agreed to by the Parties in a mutual writing.

     7. IRS Code 351 Contribution. This Agreement is intended to provide for a tax-free exchange between the contributor and the Company under Section 351 of the Internal Revenue Code and shall be construed to accomplish that result.

     8. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements made by any party in this Agreement will survive the Effective Date or termination of the Party's relationship. Any claim for indemnification with respect to a breach of a representation or warranty will toll the applicable survival period of such representation or warranty as it relates to such claim and any related claim. All covenants and agreements set forth in this Agreement will be given independent effect so that if a certain action or condition constitutes a default under a certain covenant or agreement, the fact that such action or condition is permitted by another covenant or agreement will not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant or agreement. Likewise, each representation and warranty set forth in this Agreement will be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or breach of the initial representation or warranty.

     9. Binding Effect; Benefits; Assignment. All of the provisions of this Agreement will be binding upon, inure to the benefit of and be enforceable by and against that party and its successors and authorized assigns, except as otherwise expressly provided in this Agreement or for the provisions which are intended to be for the benefit of and will be enforceable by each indemnitee set forth in Section 4 and Section 5. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the signatories thereto any rights or remedies under or by reason of this Agreement. No Party will assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the Parties to this Agreement and any such attempted or purported assignment will be null and void; provided, however, that the Company may without consent, assign all or part of its rights under this Agreement to one or more of its affiliates or any person providing funded debt to the Company or any of its affiliates.

     10. Entire Agreement. This Agreement and the exhibits to this Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement, and supersede all prior contracts, term sheets, letters of intent, exclusivity agreements, and other arrangements and understandings relating to the subject matter hereof and thereof.

     11. Amendment and Waiver. This Agreement may be amended, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement will in no manner affect the right of that party at a later time to enforce the same or a different provision. No waiver by any party of any condition or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of the same or any other breach or provision of this Agreement.

     12. Governing Law; Exclusive Jurisdiction. This Agreement will be governed by and construed in accordance with the law of the State of Nevada as applicable to contracts made and to be performed in the State of Nevada, without regard to conflicts of laws principles. The Parties hereby submit to the exclusive jurisdiction of the state or federal courts located in the County of Clark, State of Nevada in respect of any proceeding related to or arising out of this Agreement, including any proceeding involving the interpretation or enforcement of the provisions within this Agreement, and the Parties hereby waive, and agree not to assert, any defense in any such action, suit or proceeding, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that such suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper. The Parties agree not to bring any proceeding related to or arising out of this Agreement in any court other than the state or federal courts located in the County of Clark, State of Nevada.

     13. Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given on the day of delivery if delivered by hand, on the day of transmission if sent by facsimile or electronic mail with confirmation of receipt (or on the next business day if not sent on a business day), on the first business day following deposit with a nationally recognized overnight mail service, delivery charges prepaid, or on the third business day following first class mailing, with postage prepaid to the "Authorized Agent" for the addressees in the introductory paragraph. A party may change its address, telephone number or facsimile number by prior written notice to the other party.

     14. Counterparts. This Agreement may be executed by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute a single instrument.

     15. Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay its own expenses, costs and fees (including legal and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement.

     16. Conflict of Interest Disclosure and Waiver. Counsel for the Company, Paesano Akkashian, P.C., located at 7457 Franklin Road, Suite 200 in Bloomfield Hills, Michigan 48301 ("Paesano Akkashian"), has also performed certain legal services for the benefit of the Contributing Party. Paesano Akkashian has disclosed to the Company that an actual or perceived conflict of interest may exist in negotiating and drafting an agreement of this nature; however, at this time, Paesano Akkashian believes that the Parties interests are aligned (especially considering this is a contribution arrangement under IRS Code 351). By executing below, the Parties acknowledge that the full scope of this conflict of interest has been disclosed to their satisfaction and they have either elected to execute this Agreement without the benefit of independent counsel advising them on the conflict, or have received independent legal counsel on the conflict, and have knowingly waived the conflict.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first written above.

AmericaTowne, Inc.

/s/Alton Perkins
By: Alton Perkins
Its: Chairman of the Board

Yilaime Corporation

/s/Xiang Mei Lin
By: Xiang Mei Lin
Its: President

EXHIBIT A

MEISHAN AGREEMENT

Agreement

First Party: Ningbo Meishan Free Trade Port Zone Administrative Committee (Meishan)
Second Party: Yilaime Corporation (Yilaime)

Yilaime located in Las Vegas, Nevada, is an American company. Yilaime offer complete solutions to company's supply chain and funding challenges. Yilaime export a broad range of goods and services tailored to customers needs. Ningbo Meishan Free Trade Port Zone is a national free trade zone with superior investment environment. Yilaime wishes to build a large-scale trade platform in Meishan for US merchandise export to China and the Ningbo Meishan Free Trade Port Zone Administrative Committee welcomes that. In accordance with relevant laws and regulations of china, First Party and Second Party have reached an agreement on the Second Party's investment project in Meishan through friendly consultation:

Ⅰ.Rights and obligations of First Party:

For Second Party and its subsidiary's participating in Ningbo Meishan Trade Center Platform, First Party will make available to Second Party and the participating companies certain incentives, preferential policies and financial support that assist with market entry and help take advantage of market opportunities:

1. Preferential tax policy as follows（Financial support policies cover corporate income tax, value added tax, business tax arising from China domestic trade）:
If one company's registered capital is more than 3 million Yuan and the corporate income tax (CIT), value added tax (VAT), business tax (three tax total revenue) reaches more than 500,000 RMB (not including camp changed to increase super-tax portion), and then the new trade company has been determined to enjoy the following support:

Type of Taxes / Total amount Of the three taxes (unit: 10,000RMB)	CIT	VAT	Business tax
	Support enterprises	Support enterprises	50% of the actual amount paid is refunded, if more than 1 million yuan is taxed, 70% of the additional part (the
50 ≤ T <300	32%	18%	
300 ≤ T <1000	34%	20%	
1000 ≤ T < 3000	36%	20%	
3000 ≤ T < 5000	36%	21%

(5) First Party help Second Party to use China Construction Bank Internet platform to help market USA products, as long as China Construction Bank agrees. First Party also help to arrange financial support from China Construction Bank for China based businesses who buy USA based products within the Center, as long as China Construction Bank agrees.
(6) First Party helps Second Party negotiate with Logistics and warehousing company on the cost of storage and logistics costs
(7) On Meishan U.S. trading platform, foreign companies can deal directly with the RMB and the dollar; foreign companies are allowed to re-export trade.

II. Rights and obligations of Second Party

1. Second Party will provide imported businesses in five core areas:
(1) Imported food, agricultural, fishery and forestry products, personal care and daily necessities products, home decoration, accessories, and handicraft.
(2) Imported aviation industry, aircraft and helicopter and general aviation sales, training, maintenance, and parts, operations, club and financing, yachts; and other luxury items;
(3) Imported hospital equipment and supplies, and medical equipment and supplies; general machinery, computers, electronics, equipment and supplies;
(4) AmericaTowne Leisure Community development, and senior care facilities, senior care products, and senior care services.
(5) Imported high-end technology, other imported items and investment and financial services.

2. Second Party will recruit companies to settle in Ningbo Meishan Free Trade Port Zone, and promote the U.S. product and other foreign products to the Chinese market.

By the end of first year, Second Party will have introduced 40 companies with a total of 56 products.

At the end of the second year, 90 companies with 126 products will be introduced.

At the end of the third year, a total of 180 companies with 252 products will be introduced to Meishan.

3. Second Party's business plan

The U.S. and other foreign corporate and product quantity Second Party introduced should be consistent with Second Party's business plan, Second Party should reach the volume of trade and the number of enterprises planned, tax contribution in the business plan in order to enjoy preferential policies:

5000 ≤ T	36%	22%	total amount minus 1 million) will be refunded.

(1) First Party will refund 32%-36% of the actual payment of corporate income tax Second Party paid. The certain percentage depends on the actual payment as the table above shows.
(2) First Party will refund 18%-22% of the actual payment of value added tax Second Party paid. The certain percentage depends on the actual payment as the table above shows.
(3) First Party will refund 50% of the actual payment of business tax Second Party paid. If the actual payment of Second Party's business tax is more than 1 million yuan, 70% of the additional part will be refunded.
(4)In one year, Second Party achieve business tax, value added tax, and corporate income tax amounted to 10 million yuan or more, or personal income tax reached 10 million yuan or more, 20% of senior managers' (limit 5 person) total personal income tax is refunded to Second Party.
(5)The headquarters corporate incentive fund: companies meeting corporate headquarters requirements determined by the First Party can have one-time award of one million yuan, 1.5 million yuan or 2 million yuan (except companies whose municipal incentives have been).

2. In principle, First Party can offer a reserved area on third floor to Second Party as exhibition and office space. The whole third floor except for the restaurant area can be reserved for Second Party for a year. Second Party can make use of the exhibition space and office space by stages. Actual space of the reserved space offered by First Party depends on Second Party's actual need and use of the exhibition building and future trade volume of the trade platform. Second Party's plan of decoration and the use of the exhibition area should be approved by First Party. If Second Party cannot introduce enough enterprises to make full use of the display and office areas within the one-year reserved time. the rest of the areas will not be reserved.
Rent, water and property management fee will be free for the first three years in the exhibition building. Electric and air conditioning cost will be supported by a subsidy of 14 RMB per square meter per month for the first three years.
After Second Party introduces 20 companies to register and operate business in Meishan, First Party will support 200,000 yuan for Second Party within one month, as worker and decoration subsidy.

3. First Party provide Second Party and export companies on the Ningbo Meishan trade center platform assistances to help enterprises to conduct business
(1) Assistance with customs clearance and inspections customs & registration involved
(2) Assistance with various certificates, CIQ certifications and other customs documents.
(3) Assistance and guidance on ensuring products can be sold within China and are not on the prohibited products list.
(4) Assistance and Guidance in establishing USA based businesses in Ningbo with a minimum registration cost necessary; Registration service by First Party is not charged.

(1) the Revenue stream and possible tax:

	Year 1	Year 2	Year 3	Year 4	Year 5
Revenue	$10,505,000	$19,400,000	$29,300,000	$37,650,000	$46,800,000
Direct Cost	$6,553,750	$12,122,500	$18,455,000	$23,937,500	$29,680,000
Gross Margin	$3,951,250	$7,277,500	$10,845,000	$13,712,500	$17,120,000
Gross Margin %	38%	38%	37%	36%	37%
Operating Expenses					
Total Operating Expenses	$1,366,956	$2,962,156	$3,549,236	$4,083,563	$4,672,312
Operating Income	$2,584,294	$4,315,344	$7,295,764	$9,628,937	$12,447,688
Interest Incurred	$5,530	$4,914	$3,670	$2,343	$928
Depreciation and Amortization	$2,917	$63,000	$113,000	$113,000	$113,000
Income Taxes	$526,049	$849,486	$1,435,819	$1,902,719	$2,466,752
Total Expenses	$8,455,202	$16,002,056	$23,556,725	$30,039,125	$36,932,992
Net Profit	$2,049,798	$3,397,944	$5,743,275	$7,610,875	$9,867,008
Net Profit / Sales	20%	18%	20%	20%	21%

(2) New Employment and products:

Item	Year 1	Year 2	Year 3	Year 4	Year 5
Revenue	$10,505,000	$19,400,000	$29,300,000	$37,650,000	$46,800,000
China employment	35	70	160	270	450
Business/products	56	150	450	650	1,000

(3)Tax contribution.

	Year 1	Year 2	Year 3	Year 4	Year 5
Revenue	$10,505,000	$19,400,000	$29,300,000	$37,650,000	$46,800,000
Tax income	$326,872	$798,005	$1,365,579	$1,853,801	$2,419,242

III. If Second Party cannot reach the number of trade, enterprise introduced and tax payment listed in business plan, First Party has the right to terminate this agreement. If First Party does not provide support as outlined in this agreement, Second Party has a right to terminate this agreement.

IV. This agreement has legally binding force on both parties. For any dispute arising from this agreement, both parties should solve the problems through friendly consultations in a spirit of cooperation.

V. The two parties shall keep this agreement confidential, and shall not disclose it to any third party.

VI. The agreement in quadruplicate, Second Party holds one copy while First Party and its department of finance respectively hold a copy. Ningbo Meishan Island Development & Investment Co. LTD holds one copy.

First Party: Ningbo Meishan Free Trade Port Zone Administrative Committee
Signature:
Date:

Second Party: Yilaime Corporation
Signature:
Date:

Tax contribution:

	Year 1	Year 2	Year 3	Year 4	Year 5
Revenue	$10,005,000	$19,400,000	$29,300,000	[illegible]	[illegible]
Tax income	[illegible]	$798,005	$1,385,579	$1,853,801	$2,415,242

III. If Second Party cannot reach the number of trade, enterprise introduced and tax payment listed in business plan, First Party has the right to terminate this agreement. If First Party does not provide support as outlined in this agreement, Second Party has a right to terminate this agreement.

IV. This agreement has legally binding force on both parties. For any dispute arising from this agreement, both parties should solve the problems through friendly consultations in a spirit of cooperation.

V. The two parties shall keep this agreement confidential, and shall not disclose it to any third party.

VI. The agreement in quadruplicate, Second Party holds one copy while First Party and its department of finance respectively hold a copy. Ningbo Meishan Island Development & Investment Co. LTD holds one copy.

First Party: Ningbo Meishan Free Trade Port Zone Administrative Committee

Signature:

Date:

Second Party: Yherne Corporation

Signature:

Date:

EXHIBIT B

RATIFICATION AND APPROVAL OF ASSIGNMENT OF RIGHTS AND DELEGATION
OF DUTIES UNDER MEISHAN AGREEMENT TO THE COMPANY

The undersigned, being an authorized representative of the Ningbo Meishan Free Trade Port Zone Administrative Committee ("Meishan") and having personal knowledge pertaining to the Agreement between Meishan and Yilaime Corporation, a Nevada corporation ("Yilaime") dated April 1, 2014 (the "Meishan Agreement") and having reviewed the Contribution Agreement between AmericaTowne, Inc., a Delaware corporation (AmericaTowne"), and Yilaime (the "Contribution Agreement"); more specifically, Yilaime's assignment of its rights under the Meishan Agreement and delegation of its duties and obligations thereunder, hereby consents to the assignments and delegations from Yilaime to AmericaTowne. Meishan makes no other consents, representations or warranties.

NINGBO MEISHAN FREE TRADE PORT
ZONE ADMINISTRATIVE COMMITTEE

/s/Gu Chao Hui
By: Gu Chao Hui
Its: Director

认可和批准在梅山协议下向公司转让权利和授权

签署人，作为宁波梅山保税港区管委会（“梅山”）的授权代表，并对有关梅山和意莱美有限公司，一家内华达公司（“意莱美”）之间于2014年4月1日所签的协议（“梅山协议”）有了解，在此同意意莱美向美国小镇的权利转让和授权。梅山不做任何其他同意、代表或保证。

宁波梅山保税港区
管委会

____

由：顾先生
其：总监